Filed Pursuant to Rule 424(b)(3)
Registration No. 333-136332

Prospectus Supplement to Prospectus dated August 4, 2006.

3,350,356 Shares

ANSYS, Inc.

Common Stock

This is a public offering of common stock of ANSYS, Inc. All of the 3,350,356 shares are being offered by Willis Stein & Partners II, L.P., Willis Stein & Partners Dutch, L.P., Willis Stein & Partners III, L.P., Willis Stein & Partners Dutch III-A, L.P., Willis Stein & Partners Dutch III-B, L.P. and Willis Stein & Partners III-C, L.P., as selling stockholders.

The common stock is listed for quotation on the Nasdaq Global Select Market under the symbol “ANSS.” The last reported sale price of the common stock on November 15, 2006 was $51.25 per share.

See “ Risk Factors” beginning on page 1 of the accompanying prospectus and the risks described in the documents incorporated by reference in this prospectus supplement to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co. has agreed to purchase the common stock from the selling stockholders at a price of $48.125 per share, which will result in $161,235,882.50 of proceeds to the selling stockholders.

Goldman, Sachs & Co. may offer the common stock in transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

Goldman, Sachs & Co. expects to deliver the shares against payment in New York, New York on November 21, 2006.

Goldman, Sachs & Co.

Prospectus Supplement dated November 16, 2006.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock by the selling stockholders as of November 14, 2006 and upon completion of the offering. The amounts and information set forth below are based upon information provided to us by the selling stockholders or their representatives, or on our records, as of November 14, 2006, and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus supplement.

For purposes of the following table, beneficial ownership is determined in accordance with rules promulgated by the Securities and Exchange Commission. Under these rules, shares of our common stock issuable within 60 days after November 14, 2006, upon the exercise of options or warrants or upon the conversion of convertible securities, are deemed outstanding and are included in the number of shares beneficially owned by a person or entity named in the table and are used to compute the percentage ownership of that person or entity. These shares are not, however, deemed outstanding for computing the percentage ownership of any other person or entity.

The percentage ownership of our common stock of each entity named in the following table is based on 38,546,420 shares of our common stock issued and outstanding as of November 14, 2006 plus any shares issuable upon the exercise of options or warrants held by such person or entity which are currently exercisable or exercisable within 60 days after November 14, 2006.

Name	Common Stock Beneficially Owned Prior to this Offering (1)	Percentage of Common Stock Beneficially Owned Prior to this Offering (1)	Common Stock Offered Hereby (1)(2)	Common Stock to be Owned After this Offering (1)(2)	Percentage of Common Stock to be Owned After this Offering (1)(2)
Willis Stein & Partners II, L.P.(3)	2,057,070	5.34%	2,057,070	—	—
Willis Stein & Partners Dutch, L.P.(3)	131,593	0.34%	131,593	—	—
Willis Stein & Partners III, L.P.(3)	1,086,821	2.82%	1,086,821	—	—
Willis Stein & Partners Dutch III-A, L.P.(3)	32,724	0.08%	32,724	—	—
Willis Stein & Partners Dutch III-B, L.P.(3)	32,724	0.08%	32,724	—	—
Willis Stein & Partners III-C, L.P.(3)	9,424	0.02%	9,424	—	—
Total	3,350,356	8.69%	3,350,356	—	—

(1)	Excludes 228,941 shares of common stock beneficially owned on a pro rata basis by the selling stockholders, but held in escrow to secure the obligations of the selling stockholders under our merger agreement with Fluent. During the escrow periods, a representative has been empowered to direct the sale of escrowed shares on behalf of the selling stockholders if, and to the extent, needed to pay claims under the merger agreement. Otherwise the selling stockholders will not have the right to sell these shares until they are released from escrow in accordance with the terms of the escrow agreement.
(2)	Assumes that each selling stockholder will sell all shares of common stock offered by it under this prospectus supplement.
(3)	Willis Stein & Partners Management II, L.L.C. is the general partner of Willis Stein & Partners Management II, L.P., which is the general partner of each of Willis Stein & Partners II, L.P. and Willis Stein & Partners Dutch, L.P., and Willis Stein & Partners Management III, L.L.C. is the general partner of Willis Stein & Partners Management III, L.P., which is the general partner of each of Willis Stein & Partners III, L.P., Willis Stein & Partners Dutch III-A, L.P., Willis Stein & Partners Dutch III-B, L.P. and Willis Stein & Partners III-C, L.P. The managing partners of Willis Stein & Partners Management II, L.L.C. and Willis Stein & Partners Management III, L.L.C., acting together, have sole voting and investment power over all of these shares.

UNDERWRITING

We, the selling stockholders and Goldman, Sachs & Co. have entered into an underwriting agreement with respect to the shares of common stock being offered hereby. Subject to certain conditions, Goldman, Sachs & Co. has agreed to purchase all of the 3,350,356 shares of common stock offered hereby.

Goldman, Sachs & Co. may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

Goldman, Sachs & Co. proposes to offer the shares of common stock from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares of common stock offered hereby, Goldman, Sachs & Co. may be deemed to have received compensation in the form of underwriting discounts. Goldman, Sachs & Co. may effect such transactions by selling shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from Goldman, Sachs & Co. or purchasers of shares of common stock for whom they may act as agents or to whom they may sell as principal.

We and each of the selling stockholders have agreed with Goldman, Sachs & Co. not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock, whether now owned or hereafter acquired, during the period from the date of this prospectus supplement continuing through the date that is 60 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. These restrictions do not apply to transactions under our employee stock option or employee stock purchase plans.

In connection with the offering, Goldman, Sachs & Co. may purchase and sell common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Goldman, Sachs & Co. of a greater number of shares than it is required to purchase in the offering. Goldman, Sachs & Co. will need to close out any short sale by purchasing shares in the open market. Goldman, Sachs & Co. is likely to create a short position if it is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by Goldman, Sachs & Co. in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock, and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Goldman, Sachs & Co. represents and agrees that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied with, and will comply with al applicable provision of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), Goldman, Sachs & Co. has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The shares have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and Goldman, Sachs & Co. has agreed that it will not offer or sell any shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We have agreed to pay all of our expenses in connection with this offering, and the reasonable out-of-pocket expenses of the selling stockholders in connection with this offering up to $20,000. The selling stockholders estimate that their total expenses in connection with this offering, excluding underwriting discounts and commissions, will be approximately $20,000.

We and the selling stockholders have agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

Goldman, Sachs & Co. and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered hereby, will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. John R. LeClaire, a partner of Goodwin Procter LLP, acts as ANSYS, Inc.’s Assistant Secretary. He does not own any shares of ANSYS, Inc.’s common stock. Certain legal matters relating to this offering will be passed upon for the underwriter by Latham & Watkins LLP, San Francisco, California.

Prospectus

ANSYS, INC.

6,000,000 Shares of Common Stock

The selling stockholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer to sell up to an aggregate of 6,000,000 shares of common stock of ANSYS, Inc. The selling stockholders acquired all of the shares that may be offered and sold under this prospectus in connection with our acquisition of Fluent Inc., a global provider of computer-aided engineering simulation software. For information on the selling stockholders, please see the section entitled “The Selling Stockholders” beginning on page 20 of this prospectus. We are filing the registration statement of which this prospectus is a part at this time to fulfill contractual obligations to do so, which we undertook in connection with the acquisition. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders but, in fulfillment of our contractual obligations, we are bearing the expenses of registration.

The registration of the shares covered by this prospectus does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. The timing and amount of any sale are within the sole discretion of the selling stockholders. After registration, the selling stockholders may sell the shares of common stock at various times and in various transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the NASDAQ Global Select Market. For more information on the times and manner in which the selling stockholders may sell our common stock, please see the section entitled “Plan of Distribution” beginning on page 22 of this prospectus.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “ANSS.” On August 3, 2006, the last reported sale price of our common stock on the NASDAQ Global Select Market was $50.39.

Investing in our securities involves various risks. Beginning on page 1, we discuss several “ Risk Factors” that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 4, 2006.

You should rely only on the information contained in this prospectus, incorporated herein by reference or contained in a prospectus supplement. Neither we nor the selling stockholders have authorized anyone else to provide you with different or additional information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or incorporated herein by reference, or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.

PROSPECTUS SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. As this is a summary, it may not contain all information that is important to you. You should read this entire prospectus and the documents incorporated by reference carefully before deciding whether to invest in our common stock. You should also consider consulting with your own legal and tax advisers.

Unless the context otherwise requires, all references to “we,” “us,” “our company,” “ANSYS, Inc.” or the “Company” in this prospectus refer collectively to ANSYS, Inc., a Delaware corporation, and its subsidiaries for the applicable periods, considered as a single enterprise.

Our Company

ANSYS, Inc. develops and globally markets engineering simulation software and technologies widely used by engineers and designers across a broad spectrum of industries, including aerospace, automotive, manufacturing, electronics, biomedical and defense. Headquartered at Southpointe in Canonsburg, Pennsylvania, the Company and its subsidiaries employ approximately 1,400 people and focus on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost-conscious product development, from design concept to final-stage testing and validation. The Company distributes its ANSYS®, ANSYS® WorkbenchTM, CFX®, DesignSpace®, ICEM CFDTM, AUTODYN,® and FLUENT® products through a global network of channel partners, and direct sales offices in strategic, global locations. It is the Company’s intention to continue to maintain this mixed sales and distribution model.

Our common stock is quoted on the NASDAQ Global Select Market under the symbol “ANSS.” The Company’s principal executive offices are located at Southpointe, 275 Technology Drive, Canonsburg, Pennsylvania 15317 and the telephone number is (724) 746-3304. Our corporate website is www.ansys.com. The information on our website does not constitute a part of this prospectus. Please refer to the sections entitled “Where You Can Find More Information” and “Information Incorporated by Reference” beginning on page 10 of this prospectus in order to find out where you can obtain copies of our Annual Report as well as other documents that we file with the Securities and Exchange Commission.

The Offering

This prospectus relates to up to 6,000,000 shares of our common stock that may be offered for sale by the selling stockholders. The shares covered by this prospectus were issued in a private placement conducted in connection with a series of mergers by which we acquired all of the outstanding stock of Fluent Inc. on May 1, 2006. In connection with the acquisition, we entered into a registration rights agreement with the selling stockholders.

We are registering the common stock covered by this prospectus in order to fulfill our contractual obligations to do so under the registration rights agreement. Registration of the common stock does not necessarily mean that all or any portion of such stock will be offered for sale by the selling stockholders.

We have agreed to bear the expenses of the registration of the common stock under federal and state securities laws so long as such expenses do not exceed $20,000, but we will not receive any proceeds from the sale of any common stock offered under this prospectus.

i

Plan of Distribution

The selling stockholders may sell the securities through agents or dealers, directly to one or more individuals, institutional or other purchasers or through any combination of these methods of sale. The distribution of the securities may be effected in one or more transactions at market prices then prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. See “Plan of Distribution” beginning on page 22. The selling stockholders will receive all of the proceeds from the sale of their common stock and will pay all selling commissions and transfer taxes applicable to any sale. Registration of these shares of common stock does not necessarily mean that the selling stockholders will actually sell these shares of common stock.

ii

RISK FACTORS

Before you purchase shares of our common stock from the selling stockholders, you should be aware that there are various risks in making such an investment, including those described below. You should consider carefully these risk factors, as updated from time to time in our filings with the Securities and Exchange Commission (the “SEC”), which are incorporated herein by reference, together with all of the information included or incorporated by reference in this prospectus, before you decide whether to purchase shares of our common stock. The risks described below are not the only risks we face. Additional risks that we do not yet know of or that we currently believe are immaterial may also impair our business operations. If any of the events or circumstances described in the following risks factors actually occurs, our business, operating results and financial condition could be materially adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or a part of your investment.

The risks described below, and statements found elsewhere in this prospectus, contain forward-looking statements. You should read the explanation of the qualifications and limitations on forward-looking statements discussed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 12.

Our quarterly operating results are subject to significant fluctuations and, as a result, period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance.

The Company may experience significant fluctuations in future quarterly operating results. Fluctuations may be caused by many factors, including the timing of new product releases or product enhancements by the Company or its competitors; the size and timing of individual orders, including a fluctuation in the demand for and the ability to complete large contracts; software errors or other product quality problems; competition and pricing changes; customer order deferrals in anticipation of new products or product enhancements; changes in demand for the Company’s products; changes in operating expenses; changes in the mix of software license and maintenance and service revenue; personnel changes; and general economic conditions. A substantial portion of the Company’s operating expenses is related to personnel, facilities and marketing programs. The level of personnel and related expenses cannot be adjusted quickly and is based, in significant part, on the Company’s expectation for future revenue. The Company does not typically experience significant order backlog. Further, the Company has often recognized a substantial portion of its revenue in the last month of a quarter, with this revenue frequently concentrated in the last weeks or days of a quarter. During certain quarterly periods, the Company has been dependent upon receiving large orders of perpetual licenses involving the payment of a single up-front fee and, more recently, has shifted the business emphasis of its products to provide a collaborative solution to the Company’s customers. This emphasis has increased the Company’s average order size and increased the related sales cycle time for the larger orders. This shift may have the effect of increasing the volatility of the Company’s revenue and profit from period to period. As a result, product revenue in any quarter is substantially dependent upon sales completed in the latter part of that quarter, and revenue for any future quarter is not predictable with any significant degree of accuracy.

The Company’s business has experienced significant seasonality, including quarterly reductions in software sales resulting from the slowdown in Europe during the summer months, as well as from the seasonal purchasing and budgeting patterns of the Company’s customers.

Substantial, prolonged economic downturns in key industrial sectors and in major economic regions in which we operate may result in reduced product sales and lower revenue growth.

The Company’s sales are based significantly on end user demand for products in key industrial sectors. Many of these sectors periodically experience economic declines. These economic declines may be exacerbated by other economic factors, such as the recent increase in global energy prices. These economic factors may adversely affect the Company’s business by extending sales cycles and reducing revenue.

The Company has customers, who supply a wide spectrum of goods and services, in virtually all of the world’s major economic regions. The Company’s performance is materially impacted by general economic conditions and the performance of its customers. The Company’s management team forecasts macroeconomic trends and developments and integrates them through long-range planning into budgets, research and development strategies and a wide variety of general management duties. When forecasting future economic trends and technological developments, management does not have a comparative advantage. To the extent that the Company’s forecasts are in error by being overly optimistic or overly pessimistic about the performance of an economy or sector, the Company’s performance may be hindered because of a failure to properly match corporate strategy with economic conditions.

Terrorist attacks, other increased global hostilities and natural disasters have, at times, contributed to widespread uncertainty and speculation in the world financial markets. This uncertainty and speculation may result in further economic contraction, resulting in the suspension or delay of purchasing by the Company’s customers.

The market price of our common stock has been and may continue to be volatile.

Market prices for securities of software companies have generally been volatile. In particular, the market price of the Company’s common stock has been, and may continue to be, subject to significant fluctuations as a result of factors affecting the Company, the software industry or the securities markets in general. Such factors include, but are not limited to, declines in trading price that may be triggered by the Company’s failure to meet the expectations of securities analysts and investors. The Company cannot provide assurance that in such circumstances the trading price of the Company’s common stock will recover or that it will not experience a further decline. Moreover, the trading price could be subject to additional fluctuations in response to quarter-to-quarter variations in the Company’s operating results, material announcements made by the Company or its competitors, conditions in the software industry generally or other events and factors, many of which are beyond the Company’s control.

If we are unable to deliver new and innovative products or product enhancements ahead of rapid technological changes in the market, our revenues could be materially adversely affected.

The Company operates in an industry generally characterized by rapidly changing technology and frequent new product introductions that can render existing products obsolete or unmarketable. A major factor in the Company’s future success will be its ability to anticipate technological changes and to develop and introduce, in a timely manner, enhancements to its existing products and new products to meet those changes. If the Company is unable to introduce new products and to respond quickly to industry changes, its business, financial condition, results of operations and cash flows could be materially adversely affected.

The introduction and marketing of new or enhanced products require the Company to manage the transition from existing products in order to minimize disruption in customer purchasing patterns. There can be no assurance that the Company will be successful in developing and marketing, on a timely basis, new products or product enhancements, that its new products will adequately address the changing needs of the marketplace or that it will successfully manage the transition from existing products. Software products as complex as those offered by the Company may contain undetected errors or failures when first introduced or as new versions are released, and the likelihood of errors is increased as a result of the Company’s commitment to accelerating the frequency of its product releases. There can be no assurance that errors will not be found in new or enhanced products after commencement of commercial shipments. Any of these problems may result in the loss of or delay in customer acceptance, diversion of development resources, damage to the Company’s reputation or increased service and warranty costs, any of which could have a material, adverse effect on the Company’s business, financial condition, results of operations and cash flows.

Sales of new products require a high degree of expertise, which may not be quickly attained and may result in increased sales costs.

The Company continues to develop and introduce new software products. Certain of these products require a higher level of sales and support expertise. The ability of the Company’s sales channel, particularly the indirect channel, to obtain this expertise and to sell the new product offerings effectively could have an impact on the Company’s sales in future periods. Additionally, royalties and engineering service engagements associated with the new software products may result in the Company’s cost of sales increasing as a percentage of revenue in future periods.

We rely on a global network of independent, regional channel partners to distribute a substantial portion of our products, and any adverse change in our relationship with our channel partners and any adverse fluctuations in exchange rates could adversely affect our performance.

The Company continues to distribute a substantial portion of its products through its global network of independent, regional channel partners. The channel partners sell the Company’s software products to new and existing customers, expand installations within the existing customer base, offer consulting services and provide the first line of technical support. Consequently, the Company is highly dependent upon the efforts of the channel partners. Difficulties in ongoing relationships with channel partners, such as delays in collecting accounts receivable, failure to meet performance criteria or to promote the Company’s products as aggressively as the Company expects and differences in the handling of customer relationships could adversely affect the Company’s performance. Additionally, the loss of any major channel partner for any reason, including a channel partner’s decision to sell competing products rather than the Company’s products, could have a material adverse effect on the Company. Moreover, the Company’s future success will depend substantially on the ability and willingness of its channel partners to continue to dedicate the resources necessary to promote the Company’s products and to support a larger installed base of the Company’s products. If the channel partners are unable or unwilling to do so, the Company may be unable to sustain revenue growth.

Currently the Company is partially protected from exchange rate fluctuations among the U.S. Dollar and other currencies as a result of its indirect sales channel, which generally pays the Company in U.S. Dollars. The revenues and expenses associated with the Company’s international direct sales channel are subject to foreign currency exchange fluctuations and, as a result, the Company’s future financial results may be impacted by fluctuations in exchange rates. Additionally, any future changes to the Company’s sales channel involving proportionally higher direct sales from international locations could result in additional exposure to the foreign currency exchange fluctuations. This exposure could adversely impact the Company’s financial position and results of operations in future periods.

Our industry is highly competitive. If we are unable to compete effectively, our business, results of operations and financial condition could be adversely affected.

The Company continues to experience intense competition across all markets for its products and services. Some of the Company’s current and possible future competitors have greater financial, technical, marketing and other resources than the Company, and some have well established relationships with current and potential customers of the Company. These competitive pressures may result in decreased sales volumes, price reductions and/or increased operating costs, and could result in lower revenues, margins and net income.

If we lose the services of our senior executives or key technical personnel who possess specialized industry knowledge and technical skills, it could reduce our ability to compete, to manage our operations effectively, or to develop new products and services.

The Company is highly dependent upon the ability and experience of its senior executives and its key technical and other management employees. Although the Company has employment agreements with certain employees, the loss of these employees, or any of the Company’s other key employees, could adversely affect the Company’s ability to conduct its operations.

Our international sales constitute a substantial portion of our total sales and could be negatively affected by disruptions in international geographies caused by government actions, international political or economic instability or other similar events.

A majority of the Company’s business comes from outside the United States of America. Risks inherent in the Company’s international business activities include imposition of government controls, export license requirements, restrictions on the export of critical technology, products and services, political and economic instability, trade restrictions, changes in tariffs and taxes, difficulties in staffing and managing international operations, longer accounts receivable payment cycles and the burdens of complying with a wide variety of foreign laws and regulations. Effective patent, copyright and trade secret protection may not be available in every foreign country in which the Company sells its products and services. The Company’s business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks.

As the Company continues to expand its direct sales presence in international regions, the portion of its revenue, expenses, cash, accounts receivable and payment obligations denominated in foreign currencies continues to increase. As a result, changes in currency exchange rates from time to time may affect the Company’s financial position, results of operations and cash flows.

Additionally, countries in certain international regions have continued to experience weaknesses in their currency, banking and equity markets. These weaknesses could adversely affect consumer demand for the Company’s products and ultimately the Company’s financial condition, results of operations and cash flows.

As the Company has grown, it has become increasingly subject to the risks arising from adverse changes in domestic and global economic conditions. As a result of the current economic slowdown, many companies are delaying or reducing technology purchases, which has had an impact on the Company’s visibility into the closing of new business, as opposed to its recurring business. This slowdown has also contributed to, and may continue to contribute to, reductions in sales, longer sales cycles and increased price pressure. Each of these items could adversely affect the Company’s sales in future periods.

The Company has historically received significant tax benefits related to its export activities. In October 2004, the American Jobs Creation Act of 2004 was signed into law and included replacement legislation for existing export benefits. This bill retains certain export benefits for transactions in the ordinary course of business under binding contracts with unrelated persons in effect on September 17, 2003. The phase-out of the existing export benefits associated with the legislation is summarized as follows:

Export Benefit Phase-out

2004	No effect
2005	80% of otherwise-applicable benefits
2006	60% of otherwise-applicable benefits
2007 - beyond	Export benefits fully eliminated

In addition to repealing the export tax benefits, the American Jobs Creation Act of 2004 provides significant tax relief for domestic manufacturers. Effective for taxable years beginning after December 31, 2004, qualifying entities may deduct a certain percentage (as defined below) of the lesser of their qualified production activities income or their taxable income for a taxable year. The deduction, however, is limited to 50% of an employer’s W-2 wages for the tax year. Beginning in 2010, when the 9% deduction is fully phased in, corporations facing a marginal tax rate of 35% would be subject to an effective tax rate of 31.85% on qualifying income.

Manufacturing Income Deduction Phase-in

2004	No effect
2005 - 2006	3% applicable deduction for qualified income
2007 - 2009	6% applicable deduction for qualified income
2010 - beyond	9% applicable deduction for qualified income

In 2005, export benefits reduced the Company’s effective tax rate by approximately 2.9%. The impact of the above legislation on the Company’s effective tax rate in 2005 was not significant. The Company expects the above legislation to adversely impact the effective tax rate by 1.0% in 2006. Any other prospective changes regarding tax benefits associated with the Company’s export sales or other federal and state tax planning vehicles may adversely impact the Company’s effective tax rate and decrease its net income in future periods.

If we are unable to protect our proprietary technology, it could negatively affect the value of our products.

The Company’s success is highly dependent upon its proprietary technology. Although the Company was awarded a patent by the U.S. Patent and Trademark Office for its Web-based reporting technology, the Company generally relies on contracts and the laws of copyright and trade secrets to protect its technology. Although the Company maintains a trade secrets program, enters into confidentiality agreements with its employees and distributors, and limits access to and distribution of its software, documentation and other proprietary information, there can be no assurance that the steps taken by the Company to protect its proprietary technology will be adequate to prevent misappropriation of its technology by third parties, or that third parties will not be able to develop similar technology independently. Although the Company is not aware that any of its technology infringes upon the rights of third parties, there can be no assurance that other parties will not assert technology infringement claims against the Company or that, if asserted, such claims will not prevail.

Preferences of some customers, and in certain geographies, for perpetual licenses may lengthen our sales cycles, may delay sales until later in a given quarter or later and may increase fluctuations in our financial results.

Although the Company has historically maintained stable recurring revenue from the sale of software lease licenses, software maintenance subscriptions and third party royalties, it also has relied on sales of perpetual licenses that involve payment of a single up-front fee and that are more typical in the computer software industry. While revenue generated from software lease licenses, software maintenance subscriptions and third party royalties currently represents a portion of the Company’s software license revenue, to the extent that perpetual license revenue continues to represent a significant percentage of total software license revenue, the Company’s revenue in any period will depend increasingly on sales completed during that period.

Our operations and infrastructure are subject to the risk of temporary damage due to system interference, breakdown or physical harm.

A significant portion of the Company’s software development personnel, source code and computer equipment is located at operating facilities in the United States, Canada and Europe. The occurrence of a natural disaster or other unforeseen catastrophe, such as infection of the avian influenza with key personnel, at any of these facilities could cause interruptions in the Company’s operations, services and product development activities. Additionally, if the Company experiences problems that impair its business infrastructure, such as a computer virus, telephone system failure or an intentional disruption of its information technology systems by a third party, these interruptions could have a material, adverse effect on the Company’s business, financial condition, results of operations, cash flows and the ability to meet financial reporting timelines. Further, because the Company’s sales are not generally linear during any quarterly period, the potential adverse effects resulting from any of the events described above or any other disruption of the Company’s business could be accentuated if it occurs close to the end of a fiscal quarter.

Periodic reorganizations and adjustments to our sales force could temporarily impact productivity and adversely disrupt our sales.

The Company relies heavily on its direct sales force. From time to time, the Company reorganizes and makes adjustments to its sales force in response to such factors as management changes, performance issues, market opportunities and other considerations. These changes may result in a temporary lack of sales production and may adversely impact revenue in future quarters. There can be no assurance that the Company will not restructure its sales force in future periods or that the transition issues associated with such a restructuring will not recur.

We have agreements to receive royalties from third parties that utilize our technology, and if those contracts were terminated or not extended or renewed, or if the fees we are to receive are reduced, we would need to replace this revenue through other sources.

The Company has agreements with third parties whereby it receives royalty revenues in return for the right of the third party to utilize the Company’s technology or embed the Company’s technology in the third party’s products. To the extent that the Company is unable to maintain these third party relationships, or that the third party is unsuccessful in selling the embedded products, there could be a material adverse impact on the Company’s business, financial condition, results of operations and cash flows.

Variations in actual sales activity from sales forecasts could adversely affect the Company’s business, financial condition, results of operations and cash flows.

The Company makes many operational and strategic decisions based upon short- and long-term sales forecasts. The Company’s sales personnel continually monitor the status of all proposals, including the estimated closing date and the value of the sale, in order to forecast quarterly sales. These forecasts are subject to significant estimation and are impacted by many external factors. For example, a slowdown in information technology spending or economic factors could cause purchasing decisions to be delayed. A variation in actual sales activity from that forecasted could cause the Company to plan or to budget incorrectly and, therefore, could adversely affect the Company’s business, financial condition, results of operations and cash flows.

We make estimates in determining our worldwide income tax provision.

The Company makes significant estimates in determining its worldwide income tax provision. These estimates involve complex tax regulations in a number of jurisdictions across the Company’s global operations and are subject to many transactions and calculations where the ultimate tax outcome is uncertain. Although the Company believes that its estimates are reasonable, the final outcome of tax matters could be different than the estimates reflected in the historical income tax provision and related accruals. Such differences could have a material impact on income tax expense and net income in the period in which such determination is made.

We are subject to significant regulatory compliance and internal governance requirements, and the failure to comply with such regulatory and governance requirements could result in a loss of sales to the government or the loss of investor confidence in our financial reports and have an adverse effect on our stock price.

Like all other public companies, the Company is subject to the rules and regulations of the SEC, including those that require the Company to report on and receive a certification from its independent accounting firm regarding the Company’s internal controls. Compliance with these requirements causes the Company to incur additional expenses and causes management to divert time from the day-to-day operations of the Company. While the Company anticipates being able to fully comply with these internal control requirements, if it is not able to comply with the Sarbanes-Oxley reporting or certification requirements relating to internal controls, the Company may be subject to sanction by the SEC or NASDAQ.

The Company’s stock is listed on the NASDAQ Global Select Market; thus, the Company is subject to the ongoing financial and corporate governance requirements of NASDAQ. While the Company anticipates being able to fully comply with these requirements, if it is not able to comply, the Company’s name may be published on NASDAQ’s daily Non-Compliant Companies list until NASDAQ determines that it has regained compliance or the Company no longer trades on NASDAQ.

The Company’s sales to the Government of the United States must comply with the regulations set forth in the Federal Acquisition Regulations. Failure to comply with these regulations could result in penalties being assessed against the Company or an order preventing the Company from making future sales to the United States Government. Further, the Company’s international activities must comply with the export control laws of the United States, the Foreign Corrupt Practices Act and a variety of other laws and regulations of the United States of America and other countries in which the Company operates. Failure to comply with any of these laws and regulations could adversely affect the Company’s business, financial position, results of operation and cash flows.

Pending or future investigations or litigation could have a material adverse effect on our results of operations.

The Company is involved in various investigations, claims and legal proceedings from time to time that arise in the ordinary course of its business activities. These proceedings currently include customary audit activities by various taxing authorities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company.

Changes in, or interpretations of, accounting principles, such as expensing of stock options, or taxation rules could adversely affect our results of operations.

Changes in existing accounting or taxation rules or practices, new accounting pronouncements or taxation rules, or varying interpretations of current accounting pronouncements or taxation practice could have a significant adverse effect on the Company’s results of operations or the manner in which the Company conducts its business. Further, such changes could potentially affect the Company’s reporting of transactions completed before such changes are effective.

Our financial condition or results of operations may be adversely affected by international business risks, including currency exchange rate fluctuations.

The Company is exposed to certain market risks, primarily foreign currency exchange rates, that arise from transactions entered into in the normal course of business. The Company seeks to minimize these risks primarily through its normal operating and financing activities.

Our acquisition of Fluent may not be profitable, and the integration of this business may be costly and difficult and may cause disruption to our business.

The ultimate success of the Company’s acquisition of Fluent depends, in part, on the Company’s ability to realize the anticipated synergies, cost savings and growth opportunities from integrating this business and its assets into our existing businesses. However, the successful integration of an independent business or assets is a complex, costly and time-consuming process. The difficulties of integrating companies and acquired assets include among others:

•	consolidating operations, where appropriate;

•	integrating newly acquired businesses or product lines into a uniform financial reporting system;

•	coordinating sales, distribution and marketing functions;

•	establishing or expanding sales, distribution and marketing functions in order to accommodate newly acquired businesses or product lines;

•	preserving important licensing, research and development, supply, distribution, marketing, customer and other relationships;

•	minimizing the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

The Company may not accomplish the integration of its acquisition smoothly or successfully. The diversion of the attention of the Company’s management from current operations to the integration effort and any difficulties encountered in combining operations could prevent the Company from realizing the full benefits anticipated to result from these acquisitions and adversely affect its other businesses. Additionally, the costs associated with the integration of an acquisition can be substantial. To the extent that the Company incurs integration costs that were not anticipated when it financed the acquisition, such unexpected costs could adversely impact our liquidity or force the Company to borrow additional funds. Ultimately, the value of any business or asset that the Company has acquired may not be greater than or equal to its purchase price.

If we acquire or invest in new businesses, products or technologies, we may not realize the anticipated benefits of such acquisitions or investments, our business could be disrupted as a result of such acquisitions or investments and, depending on how we finance such acquisitions or investments, we could use significant amounts of cash.

The Company’s success depends in part on its ability to continually enhance and broaden its product offerings in order to support the Company’s long-term strategic direction, strengthen its competitive position, expand its customer base, provide greater scale to increase its investments in research and development to accelerate innovation, provide increased capabilities to its existing products, supply new products and services and enhance its distribution channels. Accordingly, from time to time the Company may seek to acquire or invest in businesses, products or technologies. Acquisitions and investments involve numerous risks, including:

•	the inability to complete the acquisition or investment on commercially acceptable terms;

•	the inability to obtain timely approvals from governmental authorities under competition and antitrust laws and the resulting delay in consummating the acquisition;

•	the risk that the Company may have difficulty incorporating the acquired technologies or products with its existing product lines and maintaining uniform standards, controls, procedures and policies;

•	the risk that the Company may not realize the anticipated increase in its revenues if a larger than predicted number of customers decline to renew annual leases or software license updates and product support or, if the Company is unable to sell the acquired products to its customer base;

•	unforeseen difficulties in legal entity merger integration activities that may result in legal and tax exposures or the loss of anticipated tax benefits;

•	disruption of our ongoing businesses and diversion of management attention;

•	the risk that the Company’s relationships with current and new employees, customers, partner and distributors could be impaired;

•	difficulties in integrating the acquired entities, products or technologies and overcoming any unforeseen technical problems with the acquired products or technologies;

•	difficulties in operating the acquired business profitably;

•	difficulties in preserving and transitioning important licensing, research and development, key customer, distributor and supplier relationships;

•	difficulties in implementing the appropriate controls and procedures to ensure the acquired entity is in compliance with Sarbanes-Oxley;

•	the risk that the acquisition may result in increased litigation or contingencies;

•	risks associated with entering lines of business or geographies in which we have no or limited prior experience; and

•	unanticipated costs.

In addition, any future acquisitions or investments may result in:

•	issuances of dilutive equity securities, which may be sold at a discount to market price;

•	use of significant amounts of cash;

•	the incurrence of debt;

•	the assumption of significant liabilities;

•	unfavorable financing terms;

•	large one-time expenses; and

•	the creation of certain intangible assets, including goodwill, the write-down of which may result in significant charges to earnings.

Any of these factors could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

The indebtedness incurred in connection with the Fluent acquisition may limit our ability to grow and could adversely affect our financial condition.

In partial consideration for our acquisition of Fluent, we incurred long term debt from committed bank financing of approximately $198 million. This indebtedness is material in relation to prior levels of indebtedness as the Company did not have any prior outstanding debt. The incurrence of indebtedness, among other things, could:

•	make it difficult for us to obtain any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes;

•	limit our flexibility in planning for, or reacting to changes in, our business; and

•	make us more vulnerable in the event of a downturn in our business.

If we incur new indebtedness in the future, the related risks that we now face could intensify. Whether we are able to make required payments on our outstanding indebtedness and to satisfy any other future debt obligations will depend on our future operating performance and our ability to obtain additional debt or equity financing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, and in accordance with the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

We have a web site located at http://www.ansys.com. The information on our web site is not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference in this prospectus the information that we file with the SEC, which means that we can disclose important information to you by referring you to these documents. Later information that we file with the SEC will automatically update and supersede the information in this prospectus, any supplement and the documents listed below. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information already incorporated by reference. Our SEC file number is 000-20853. We also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 on or after the date of filing of the registration statement containing this prospectus until the earlier of (1) two years from the date of effectiveness of this registration statement or (2) the date on which the selling stockholders have disposed of all of the shares covered by this registration statement. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC.

We are incorporating by reference the documents listed below, which we have already filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 9, 2006, as amended by Form 10-K/A filed on March 31, 2006, as amended by Form 10-K/A filed on May 1, 2006;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 filed on May 5, 2006;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 filed on August 4, 2006;

•	our Current Reports on Form 8-K filed on March 27, 2006, April 27, 2006 (with respect to the expiration of the waiting period under Hart Scott Rodino Antitrust Improvements Act in connection with the acquisition of Fluent Inc.), May 1, 2006, May 5, 2006, June 21, 2006, July 6, 2006 and July 26, 2006;

•	our amended Current Report on Form 8-K/A filed on July 14, 2006; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on June 12, 1996.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any or all of the documents incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, by writing or telephoning us at the following:

ANSYS, Inc.

Southpointe

275 Technology Drive

Canonsburg, Pennsylvania 15317

Attention: Lisa O’Connor, Investor Relations

(724) 514-1782

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or the date of those documents.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of the federal securities laws principally, but not only, under the captions “About the Company,” and “Risk Factors.” We caution investors that any forward-looking statements contained in this prospectus or any of the documents incorporated by reference, or which management may make orally or in writing from time to time, are based on management’s beliefs and on assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “result,” and similar expressions which do not relate solely to historical matters are intended to identify forward-looking statements. Such statements are subject to risks, uncertainties, and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties, and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. We caution you that forward-looking statements are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events, or otherwise. Accordingly, investors should use caution in relying on past forward-looking statements, which are based on results and trends at the time they are made, to anticipate future results or trends. Some of the risks and uncertainties that may cause our actual results, performance, or achievements to differ materially from those expressed or implied by forward-looking statements include, among others those risks discussed in the section entitled “Risk Factors” beginning on page 1 of this prospectus. In evaluating forward-looking statements, you should consider these risks together with the other risks described from time to time in our reports and documents filed with the SEC.

The risks included here are not exhaustive and you should be aware that there may be other factors which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Investors should also refer to our annual reports on Form 10-K and our quarterly reports on Form 10-Q for future periods and current reports on Form 8-K as we file them with the SEC, and to other materials we may furnish to the public from time to time through Forms 8-K or otherwise. We do not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events, or other changes and you should not rely upon these forward-looking statements after the date of this prospectus.

ABOUT THE COMPANY

ANSYS, Inc. develops and globally markets engineering simulation software and technologies widely used by engineers and designers across a broad spectrum of industries, including aerospace, automotive, manufacturing, electronics, biomedical and defense. Headquartered at Southpointe in Canonsburg, Pennsylvania, the Company and its subsidiaries employ approximately 1,400 people and focus on the development of open and flexible solutions that enable users to analyze designs directly on the desktop, providing a common platform for fast, efficient and cost-conscious product development, from design concept to final-stage testing and validation. The Company distributes its ANSYS®, ANSYS® WorkbenchTM, CFX®, DesignSpace®, ICEM CFDTM, AUTODYN,® and FLUENT® products through a global network of channel partners, and direct sales offices in strategic, global locations. It is the Company’s intention to continue to maintain this mixed sales and distribution model.

The Company’s principal executive offices are located at Southpointe, 275 Technology Drive, Canonsburg, Pennsylvania 15317 and the telephone number is (724) 746-3304.

Products and Development

The Company has the following product lines: ANSYS Multiphysics™ Solutions, ANSYS Mechanical™ Solutions, ANSYS Fluid Dynamics Solutions, ANSYS Electromagnetics Solutions, ANSYS Design for Six Sigma, ANSYS Fluid Structure Interaction Solutions, ANSYS Meshing Solutions and ANSYS Explicit Dynamics Solutions. The Company also has the Fluent CFD Analysis, Engineering Design, Educational, Preprocessors and Application-Focused product lines.

The Company makes significant investments in research and development and emphasizes accelerated new integrated product releases. The Company’s product development strategy centers on ongoing development and innovation of new technologies to increase productivity and provide solutions that customers can integrate into enterprise-wide engineering systems. The Company’s product development efforts focus on extensions of the full product line with new functional modules, further integration with computer-aided design (“CAD”) and Product Lifecycle Management (“PLM”) products, and the development of new products. The Company’s products run on the most widely used engineering computing platforms and operating systems, including Windows, Linux and most UNIX workstations.

Sales and Marketing

The Company distributes and supports its products through a global network of channel partners, as well as through its own direct sales offices. This network provides the Company with a cost-effective, highly specialized channel of distribution and technical support. The Company’s products are utilized by organizations ranging in size from small consulting firms to the world’s largest industrial companies.

The Company has established and continues to pursue strategic alliances with advanced technology suppliers and marketing relationships with hardware vendors, specialized application developers and CAD and PLM providers. The Company believes these relationships allow accelerated incorporation of advanced technology into the Company’s products, provide access to important new customers, expand the Company’s sales channels, develop specialized product applications and provide direct integration with leading CAD and PLM systems.

Competition

The Company believes that the principal factors affecting sales of its software include ease of use, breadth and depth of functionality, flexibility, quality, ease of integration with other software systems, file compatibility across computer platforms, range of supported computer platforms, performance, price and cost of ownership, customer service and support, company reputation and financial viability, and effectiveness of sales and marketing efforts. Although the Company believes that it currently performs effectively with respect to these factors, there can be no assurance that the Company will be able to continue to perform effectively with respect to all or any of these factors. There also can be no assurance that other software suppliers and customers will not develop their own software, or acquire software from suppliers other than the Company, or otherwise discontinue their relationships with the Company. If any of these events occur, the Company’s business, financial condition, results of operations and cash flows could be materially adversely affected.

Proprietary Rights and Licenses

The Company regards its software as proprietary and relies on a combination of trade secret, copyright and trademark laws, license agreements, nondisclosure and other contractual provisions, and technical measures to protect its proprietary rights in its products. The Company distributes its software under software license agreements that grant customers nonexclusive licenses for the use of the Company’s products, which are typically nontransferable. License agreements for the Company’s products are directly between the Company and end users. Use of the licensed software is restricted to designated computers at specified sites, unless the customer obtains a multi-site license for its use of the software. Software security measures are also employed to prevent unauthorized use of the Company’s software and the licensed software is subject to terms and conditions prohibiting unauthorized reproduction of the software. Customers may either purchase a perpetual license of the technology with the right to annually purchase ongoing maintenance, technical support and updates, or may lease the product on an annual basis for a fee which includes the license, maintenance, technical support and upgrades.

DESCRIPTION OF COMMON STOCK

The following is a summary of the material terms and provisions of our common stock. It may not contain all the information that is important to you. You can access complete information by referring to our certificate of incorporation, bylaws and the Delaware General Corporation Law. Our certificate of incorporation and bylaws are incorporated by reference into the registration statement of which this prospectus is a part.

General

Under our certificate of incorporation, we have authority to issue 150,000,000 shares of common stock, par value $.01 per share. As of July 31, 2006, we had 38,343,706 shares of common stock outstanding, held of record by approximately 308 stockholders.

The holders of our shares of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock, except for contractual repurchase arrangements relative to unvested restricted stock held by employees and directors upon termination of their employment or service.

All outstanding shares of common stock, including the shares offered hereby, are fully paid and non-assessable. This means that the full price for our outstanding common stock was paid at the time of issuance and that any holder of our common stock will not later be required to pay us any additional money for our common stock.

Dividends and Liquidation

Subject to the preferential rights of any other shares of our stock, holders of our common stock may receive dividends out of assets that we can legally use to pay dividends when and if they are authorized and declared by our board of directors, or any authorized committee thereof.

In the event we are liquidated, dissolved or our affairs are wound up, each common stockholder shares in the same proportion as other common stockholders out of assets that we can legally use to pay distributions after we pay or make adequate provision for all of our known debts and liabilities.

Any issuance of preferred stock with a dividend preference over common stock could adversely affect the dividend rights of holders of common stock.

Voting Rights

The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of common stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to any voting rights of the holders of any then outstanding preferred stock.

Other Rights

All shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law.

Delaware law generally requires that we obtain the approval of a majority of the outstanding shares of our common stock that are entitled to vote before we may consolidate our stock or merge with another corporation. However, Delaware law does not require that we seek approval of our stockholders to enter into a merger in which we are the surviving corporation following the merger if:

•	our certificate of incorporation is not amended in any respect by the merger;

•	each share of our stock outstanding prior to the merger is to be an identical share of stock following the merger; and

•	any shares of common stock (together with any other securities convertible into shares of common stock) to be issued or delivered as a result of the merger represent in the aggregate no more than 20% of the number of shares of our common stock outstanding immediately prior to the merger.

Transfer Agent

The transfer agent and registrar for our common stock is Mellon Investor Services LLC. ANSYS stockholders are provided a dedicated toll-free number by Mellon Investor Services at (866) 373-9376 as well as general telephone numbers at (800) 756-3353 or (201) 329-8860. Additionally, ANSYS stockholders can log on to Mellon’s website at www.melloninvestor.com/isd.

Preferred Shares

Under our certificate of incorporation, we have authority to issue up to 2,000,000 shares of preferred stock. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors, or any authorized committee thereof. Prior to issuance of shares of each series, our board of directors is required by the Delaware General Corporation Law and our certificate of incorporation to fix for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Delaware law. Our board of directors could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of our common stock might believe to be in their best interests or in which holders of some, or a majority, of our common stock might receive a premium for their shares over the then market price of our common stock.

REGISTRATION RIGHTS OF THE SELLING STOCKHOLDERS

The following is a summary of the material terms and provisions of the registration rights agreement, which we entered into with the selling stockholders in connection with our acquisition of Fluent Inc. This summary may not contain all the information that is important to you. You can access complete information by referring to the registration rights agreement attached as an exhibit to our Current Report on Form 8-K filed with the SEC on February 17, 2006.

Under the registration rights agreement, we are obligated to file a registration statement covering all of the shares of our common stock issued to the selling stockholders, as part of the merger consideration to acquire Fluent, that are parties to the registration rights agreement. In addition, we agreed to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC and to keep the registration statement continuously effective until the earlier of:

•	two years from the date of effectiveness; or

•	the date on which the selling stockholders have disposed of all of the shares covered by this registration statement.

Any common stock sold by the selling stockholders pursuant to this prospectus will no longer be entitled to the benefits of the registration rights agreement. Under the terms of the registration rights agreement, if the Company initiates an underwritten public offering of common stock prior to May 1, 2007, the Company will have priority rights to sell in that offering an amount of our common stock up to the lesser of (a) $150,000,000 or (b) the sum of any indebtedness incurred by us and Fluent in connection with the Fluent acquisition that remains outstanding after the closing of the acquisition. Similar priority rights apply if the selling stockholders initiate an underwritten offering. In either case, when we have sold this amount of common stock in an underwritten offering, the selling stockholders will have priority rights to sell any other shares of our common stock registered under this registration statement before we sell additional shares. After the expiration of such one year period, the selling stockholders will have priority rights to sell all of the shares registered under this registration statement in any underwritten offering initiated by the selling stockholders.

In addition, the selling stockholders have agreed that until November 1, 2006, without our prior consent, they will not effect any sale or distribution of our common stock; provided that each selling stockholder may sell or otherwise transfer:

•	on or prior to August 1, 2006, that number of shares of our common stock equal to 2.5% of such selling stockholder’s shares of common stock registered under this registration statement; and

•	between August 2, 2006 and November 1, 2006 that number of shares of our common stock equal to an additional 5.0% of such selling stockholder’s shares of common stock registered under this registration statement, plus that number of shares of common stock that could have been sold during the prior period, but were not.

The registration rights agreement requires that we bear all expenses of registering the selling stockholders’ common stock with the exception of brokerage and underwriting commissions and taxes of any kind and any legal, accounting and other expenses incurred by the selling stockholders; provided, however, we have agreed to pay the reasonable out-of-pocket expenses related to a single counsel for all selling stockholders in connection with this registration statement so long as such expenses do not exceed $20,000. We also agreed to indemnify the selling stockholders and their officers, directors, employees, agents, representations and other affiliated persons and any person who controls any of the selling stockholders, and each other person or entity subject to liability because of his, her or its connection with a selling stockholder against all losses, claims, damages, actions, liabilities, costs and expenses (including reasonable fees and expenses of attorneys and other professionals), joint and several, arising out of or based upon any violation by us of any securities laws and relating to action or inaction required by us under the registration rights agreement or this prospectus, or upon any untrue or alleged untrue statement of a material fact in this registration statement, including any prospectus continued herein, or omission or alleged omission of a material fact in this registration statement, including any prospectus continued herein, required to be stated herein or necessary to make the statements herein not misleading, subject to limitations specified in the registration rights agreement. The selling stockholders agreed to indemnify us and our directors, officers, employees, agents, representations and affiliates and any person who controls our company and each other person subject to liability under certain limited circumstances described in the registration rights agreement.

THE SELLING STOCKHOLDERS

In connection with the closing of the acquisition of Fluent Inc., we issued shares of our common stock to stockholders of Fluent pursuant to the merger agreement. In connection with the merger and pursuant to the registration rights agreement, we agreed to file this registration statement of which this prospectus is a part with the SEC to register for resale the shares of common stock issued under the merger agreement. We also agreed to keep the registration statement effective until the earlier of (a) two years from the date of effectiveness or (b) the date on which the selling stockholders have disposed of all of the shares covered by this registration statement.

The common stock offered by this prospectus may be offered from time to time by the selling stockholders named below, or by any of their pledgees, donees, transferees or other successors in interest. The selling stockholders will receive all of the net proceeds from the sale of shares of common stock under this prospectus. The amounts and information set forth below are based upon information provided to us by the selling stockholders or his, her or its representative, or on our records, as of August 3, 2006, and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus. To our knowledge, none of the selling stockholders has had any material relationship with us within the past three years.

The following table sets forth as of August 3, 2006: (a) the name of each selling stockholder for whom we are registering shares of common stock under this registration statement, (b) the number of shares of common stock that may be offered by each selling stockholder under this prospectus, (c) the number of shares beneficially owned by each of the selling stockholders prior to the offering and (d) the number of shares of common stock to be owned by each selling stockholder after completion of this offering. This table assumes that the selling stockholders will sell all of the shares of common stock covered by this prospectus. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth in supplements to this prospectus to the extent required.

Name	Common Stock Beneficially Owned Prior to this Offering (1)	Common Stock Offered Hereby (2)	Common Stock to be Owned After Offering (2)	Percentage of Common Stock Owned After Offering (2)
Willis Stein & Partners II, L.P. (3)	2,342,553	2,342,553	—	—
Willis Stein & Partners Dutch, L.P. (3)	149,856	149,856	—	—
Willis Stein & Partners III, L.P. (3)	1,237,652	1,237,652	—	—
Willis Stein & Partners Dutch III-A, L.P. (3)	37,265	37,265	—	—
Willis Stein & Partners Dutch III-B, L.P. (3)	37,265	37,265	—	—
Willis Stein & Partners III-C, L.P. (3)	10,732	10,732	—	—
First Plaza Group Trust	735,350	735,350	—	—
Nassau Capital Partners III, L.P.	269,136	269,136	—	—
NAS Partners I, L.L.C.	2,079	2,079	—	—
Abbott Capital 1330 Investors II, L.P.	190,901	190,901	—	—
Abbott Capital Private Equity Fund III, L.P.	139,194	139,194	—	—
BNY Partners Fund, L.L.C.	18,077	18,077	—	—
BancBoston Investments, Inc.	122,176	122,176	—	—
Bharatan R. Patel	228,504	228,504	—	—
John W. Mitchell	23,316	23,316	—	—
Hasan Ferit Boysan	95,692	95,692	—	—
Peter L. Christie	15,345	15,345	—	—
Michael Engelman	1,044	1,044	—	—
Swaminathan Subbiah	36,536	36,536	—	—
Gerard DeNeuville	24,125	24,125	—	—
Richard Gregory Sam	24,125	24,125	—	—

Name	Common Stock Beneficially Owned Prior to this Offering (1)	Common Stock Offered Hereby (2)	Common Stock to be Owned After Offering (2)	Percentage of Common Stock Owned After Offering (2)
Brian C. Drew	24,125	24,125	—	—
Dipankar Choudhury	14,475	14,475	—	—
Sanjay Mathur	7,237	7,237	—	—
Brian A. Byrne	12,062	12,062	—	—
Christopher French King	9,649	9,649	—	—
Teddy Dean Blacker	7,237	7,237	—	—
Prabhu Sathyamurthy	4,824	4,824	—	—
Laurent Collonge	4,824	4,824	—	—
Adrian Booth	4,824	4,824	—	—
Ahmad Haidari	4,824	4,824	—	—
Thomas S. Norton	4,824	4,824	—	—
Scott Gilmore	4,824	4,824	—	—
MaryKay Wieler	4,824	4,824	—	—
Barbara J. Hutchings	4,824	4,824	—	—
Earl Edward Zmijewski	4,824	4,824	—	—
Nelson David Carter	4,824	4,824	—	—
Thomas Tysinger	4,824	4,824	—	—
Paul E. Felix	2,412	2,412	—	—
Udo Weinmann	3,618	3,618	—	—
Werner Seibert	3,618	3,618	—	—
Albrecht Gill	3,618	3,618	—	—
Peter Nicholas Wild	2,412	2,412	—	—
Sergio Vasquez	2,412	2,412	—	—
Isaac Hasbani	2,412	2,412	—	—
Jean-Marie Marchal	2,412	2,412	—	—
Vahe Haroutunian	2,412	2,412	—	—
ADP Clearing and Outsourcing Services	3,078	3,078	—	—
Arrow Investment Partners	68	68	—	—
Banc of America Securities LLC (4)	101	101	—	—
Bill & Melinda Gates Foundation	10,124	10,124	—	—
Canadian Imperial Holdings Inc.	27,093	27,093	—	—
Cohanzick Absolute Return Master Fund, Ltd.	7,422	7,422	—	—
Cohanzick High Yield Partners, L.P.	85	85	—	—
Continental Casualty Company (5)	2,565	2,565	—	—
Jefferson Pilot Financial Del Inv Advsr	457	457	—	—
Northern Trust Company (6)	85	85	—	—
Oaktree Capital Management, LLC (5)	22,053	22,053	—	—
OCM High Yield Fund II, LP (5)	5,427	5,427	—	—
OCM High Yield Trust (5)	1,006	1,006	—	—
OCM High Yield Limited Partnership (5)	1,203	1,203	—	—
OCM Principal Opportunities Fund II. L.P. (5)	20,881	20,881	—	—
Southwestern Life Insurance Co.	300	300	—	—
The Sydow-Hedani Charitable Remainder Unitrust	68	68	—	—
Canada Life Insurance Company of America	286	286	—	—
The Canada Life Assurance Company	838	838	—	—
Any other selling stockholder of Common Stock (7)	2,308	2,308	—	—
Total	5,999,546	5,999,546	—	—

(1)	Includes 359,991 shares of common stock beneficially owned on a pro rata basis by the selling stockholders, but held in escrow to secure the obligations of the selling stockholders under our merger agreement with Fluent. During the escrow periods, a representative has been empowered to direct the sale of escrowed shares on behalf of the selling stockholders if, and to the extent, needed to pay claims under the merger agreement. Otherwise the selling stockholders will not have the right to sell these shares until they are released from escrow in accordance with the terms of the escrow agreement.
(2)	Assumes that the selling stockholder will sell all shares of common stock offered by it under this prospectus.
(3)	Willis Stein & Partners Management II, LLC is the general partner of Willis Stein & Partners Management II, L.P., which is the general partner of each of Willis Stein & Partners II, L.P. and Willis Stein & Partners Dutch, L.P. and Willis Stein & Partners Management III, LLC is the general partner of Willis Stein & Partners Management III, L.P., which is the general partner of each of Willis Stein & Partners III, L.P., Willis Stein & Partners Dutch III-A, L.P., Willis Stein & Dutch III-B, L.P. and Willis Stein & Partners III-C, L.P. The managing partners of Willis Stein & Partners Management II, LLC and Willis Stein & Partners Management III, LLC acting together, have sole voting and investment power over such shares.
(4)	Based on representations made by the selling stockholder, the selling stockholder is a broker-dealer.
(5)	Based on representations made by the selling stockholder, (a) the selling stockholder is an affiliate of a broker-dealer, (b) the selling stockholder purchased in the ordinary course of business, and (c) at the time of purchase of the securities to be resold, the seller had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(6)	Shares are held of record in the name of Booth & Co. c/o Northern Trust Company. Northern Trust Company acts as trustee of the Carmuse, Inc. Retirement Plan.
(7)	We are unable to provide the names of certain selling stockholders at this time, because they have not provided us with certain requested information. Information concerning any such stockholders who are not listed in the above table will be set forth in prospectus supplements from time to time, if and when required.

USE OF PROCEEDS

We will not receive any of the proceeds of the sale by the selling stockholders of the common stock covered by this prospectus. The selling stockholders will receive all of the net proceeds for sales of shares of our common stock offered by this prospectus.

PLAN OF DISTRIBUTION

The selling stockholders may resell or redistribute the securities listed elsewhere in this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in the over-the-counter market, in privately negotiated transactions, or in any other legal manner, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Persons who are pledgees, donees, transferees, or other successors in interest of any of the named selling stockholders (including but not limited to persons who receive shares from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus) may also use this prospectus and are included when we refer to “selling stockholders” in this prospectus. From time to time, we may file supplements to this prospectus to update the identity of and/or other information related to the selling stockholders. The selling stockholders may sell or distribute the shares by one or more of the following methods, without limitation:

•	block trades (which may include cross trades) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

•	an exchange distribution or secondary distribution in accordance with the rules of any stock exchange on which the shares are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	an offering at other than a fixed price on or through the facilities of any stock exchange on which the shares are listed or to or through a market maker other than on that stock exchange;

•	privately negotiated transactions, directly or through agents;

•	short sales;

•	through the writing of options on the shares, whether or the options are listed on an options exchange;

•	through the distribution of the shares by any selling stockholder to its partners, members or stockholders;

•	one or more underwritten offerings;

•	agreements between a broker or dealer and any selling stockholder to sell a specified number of the shares at a stipulated price per share; and

•	any combination of any of these methods of sale or distribution, or any other method permitted by applicable law.

The selling stockholders may also transfer the shares by gift. We do not know of any current arrangements by the selling stockholders for the sale or distribution of any of the shares.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares at a stipulated price per share. If the broker-dealer is unable to sell shares acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

Under the registration rights agreement, we have agreed to indemnify the selling stockholders and their respective officers, directors, employees, agents, representatives and certain other affiliated persons, and any underwriter or other person who participates in the offering of the shares against specified liabilities, including liabilities under the federal securities laws. The selling stockholders have agreed to indemnify us, the other selling stockholders, and any underwriter or other person who participates in the offering of the shares, against specified liabilities arising from information provided by the selling stockholders for use in this prospectus, including liabilities under the federal securities laws. In each case, indemnification includes each person who is an affiliate of or controls one of these specified indemnified persons within the meaning of the federal securities laws. The selling stockholders may agree to indemnify any brokers, dealers or agents who participate in transactions involving sales of the shares against specified liabilities arising under the federal securities laws in connection with the offering and sale of the shares.

The shares offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. We agreed to register the shares under the Securities Act of 1933, and to keep the registration statement of which this prospectus is a part effective until the earlier of (a) two years from the date of effectiveness or (b) the date on which the selling stockholders have disposed of all of the shares covered by this registration statement. We have agreed to pay all expenses in connection with this offering, including the fees and expenses of a single counsel for all selling stockholders, but not including underwriting discounts, concessions, commissions or fees of the selling stockholders, so long as such expenses do not exceed $20,000. We will not receive any proceeds from sales of any shares by the selling stockholders. We can not assure you that the selling stockholders will sell all or any portion of the shares offered hereby.

We will supply the selling stockholders and any stock exchange upon which the shares are listed with reasonable quantities of copies of this prospectus. To the extent required under the Securities Act of 1933 in connection with any resale or redistribution by a selling stockholder, we will file a prospectus supplement setting forth

•	the aggregate number of shares to be sold;

•	the purchase price;

•	the public offering price;

•	if applicable, the names of any underwriter, agent or broker-dealer; and

•	any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

If a selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

EXPERTS

The financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters, including the legality of the securities offered, will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. John R. LeClaire, a partner of Goodwin Procter LLP, acts as ANSYS, Inc.’s Assistant Secretary. He does not own any shares of ANSYS, Inc.’s common stock.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

3,350,356 Shares

ANSYS, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.